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                                                                  Exhibit (e)(2)

                                   SCHEDULE A

                            IDENTIFICATION OF SERIES


                           Revised as of June 27, 2002


Below are listed the Series and Classes of Shares to which services under this Agreement are to be performed as of the Effective Date of this Agreement:


               Metropolitan West Total Return Bond Fund - Class M Metropolitan West Total Return Bond Fund - Class I Metropolitan West Low Duration Bond Fund - Class M Metropolitan West Low Duration Bond Fund - Class I
             Metropolitan West Short Term Investment Fund - Class M
             Metropolitan West Short Term Investment Fund - Class I
                      Metropolitan West AlphaTrak 500 Fund
               Metropolitan West Intermediate Bond Fund - Class M
               Metropolitan West Intermediate Bond Fund - Class I
                Metropolitan West High Yield Bond Fund - Class M Metropolitan West High Yield Bond Fund - Class I


This Schedule "A" may be amended from time to time by agreement of the Parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Revised Schedule A to be executed by their duly authorized officers, as of the day and year first above written.


METROPOLITAN WEST FUNDS                     PFPC DISTRIBUTORS, INC.


By: /s/ Scott Dubchansky                    By: __________________________
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Title: Chairman                             Title: _______________________
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